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                                                                   EXHIBIT 3(i)1
                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE
                        --------------------------------

        I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "INTEGRATED PROCESS EQUIPMENT CORP.", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 1996, AT 3 O'CLOCK P.M.

        A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.



                     [SECRETARY'S OFFICE OF DELAWARE SEAL]

                                            /s/ Edward J. Freel
                                            -----------------------------------
                                            Edward J. Freel, Secretary of State

2281778 8100                                AUTHENTICATION: 7811602

960030164                                            DATE: 01-31-96
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                          CERTIFICATE OF AMENDMENT OF

                        THE CERTIFICATE OF INCORPORATION

                     OF INTEGRATED PROCESS EQUIPMENT CORP.

        INTEGRATED PROCESS EQUIPMENT CORP., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL"), DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article Fourth of the Certificate of Incorporation in its present form and substituting, therefore, a new first paragraph of Article Fourth in the following form:

        "ARTICLE FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Fifty Five Million Five Hundred Thousand (55,500,000) shares, consisting of Fifty Million (50,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"), Three Million Five Hundred Thousand (3,500,000) shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Two Million (2,000,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock")."

SECOND: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242(b)(1) of the GCL, the Board of Directors of the Corporation having duly adopted the resolution setting forth such amendment and declaring its advisability and submitting it to the stockholders of the Corporation for their approval.

THIRD: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242(b)(2) of the GCL, the stockholders of the Corporation having duly adopted such amendment by a vote of the holders of a majority of the outstanding stock entitled to vote thereon.

        IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment to be signed by Sanjeev R. Chitre, its Chairman of the Board and attested by John S. Hodgson, its Secretary, this 30th day of January, 1996.

                                        INTEGRATED PROCESS EQUIPMENT CORP.


                                        By: /s/ Sanjeev R. Chitre
                                            ------------------------------
                                            Sanjeev R. Chitre,
                                            Chairman of the Board

ATTEST:


/s/ John S. Hodgson
- - --------------------------
John S. Hodgson, Secretary